Emergent Capital to Explore Strategic Alternatives

Boca Raton, Fla., August 1, 2016 – Emergent Capital, Inc. (NYSE: EMG) (“Emergent”) announced today that it has initiated a formal process to explore strategic alternatives in response to receiving a number of unsolicited inquiries from several interested parties. The Company’s Board of Directors has formed a special committee whose mandate is to review and consider strategic alternatives and to make recommendations to the full Board of Directors.

In addition, FBR Capital Markets & Co. has been engaged as financial advisor to the Company. Some of the possible strategic alternatives the special committee may consider are a sale of the Company, a merger or other business combination, a sale of all or a material portion of the Company’s assets, a joint venture, and a recapitalization.

Emergent has not set a definitive schedule to complete its review of strategic alternatives. The Company does not intend to provide any further updates until such time as it has entered into a definitive agreement with respect to a transaction or strategic alternative. There is no assurance that this process will result in a transaction or if a transaction is undertaken as to its terms or timing.

About Emergent Capital, Inc.
Emergent Capital (NYSE: EMG) is a specialty finance company that invests in life settlements. More information about Emergent can be found at www.emergentcapital.com.

Safe Harbor Statement
This press release may contain certain "forward-looking statements" relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.

Company Contact:
David Sasso
Emergent Capital, Inc.
Senior Vice President, Corporate Development & Investor Relations
561.995.4300
IR@emergentcapital.com
www.emergentcapital.com
# # #